Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Reports Second Quarter 2006 Earnings

PORTLAND, Ore. — July 26, 2006 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today reported net income for the second quarter of 2006 of $0.78 per diluted share, compared to net income of $0.95 per diluted share for the second quarter of 2005. Net income for the same periods was $42.9 million and $53.3 million, respectively. After-tax net capital losses were $0.3 million for the second quarter of 2006, compared to after-tax net capital gains of $0.3 million for the second quarter of 2005.

Net income excluding after-tax net capital gains and losses was $0.78 per diluted share for the second quarter of 2006, compared to $0.94 per diluted share for the second quarter of 2005 (See discussion of non-GAAP financial measures below). Results for the second quarter of 2006 primarily were affected by unfavorable claims experience in our group insurance products.

“We manage for long term results, but know that from time to time we will have unfavorable claims experience as we have had in the first half of 2006,” said Eric E. Parsons, chairman, president and chief executive officer. “Although pricing for group insurance products remains competitive, we saw some increase in sales in the second quarter of 2006. Revenue continues to grow in the asset management business, as well, and we are looking forward to the addition of business from Invesmart in future quarters.”

Earnings for the quarter included premium growth in the Insurance Services segment of 6.3% and revenue growth in the Asset Management segment of 10.8%. Net investment income increased 3.7% for the comparative quarters, reflecting a 6.3% increase in average invested assets, offset in part by lower prepayment fees for the comparative quarters. Operating expenses were relatively stable, growing 1.7% for the second quarter of 2006 compared to the second quarter of 2005.

Year-to-Date

Net income for the first six months of 2006 was $1.48 per diluted share, compared to net income of $1.71 per diluted share for the first six months of 2005. Net income for these same periods was $81.6 million and $96.9 million, respectively. After-tax net capital losses for the first six months of 2006 were $2.0 million, compared to after-tax net capital losses of $0.5 million for the first six months of 2005.

Net income excluding after-tax net capital losses for the first six months of 2006 was $1.52 per diluted share, compared to $1.71 per diluted share for the first six months of 2005. The decrease in net income per diluted share for the six months ended June 30, 2006 compared to the same period of 2005 was primarily due to unfavorable claims experience in the group insurance products, as well as unfavorable experience in the individual disability product line in the first quarter of 2006 compared to the first quarter of 2005. Premium growth for the same comparative periods was 5.9% and revenue growth for the Asset Management segment was 12.0%.

Business Segments

Insurance Services

Sales growth for employee benefits, reported as annualized new premiums, was 13.0% for the second quarter of 2006 compared to the second quarter of 2005. Premiums for the Insurance Services segment increased 6.3% to $479.7 million for the second quarter of 2006 compared to the second quarter of 2005. Second quarter and year-to-date 2006 premium growth for this segment was affected by terminations of a few large group contracts in the first quarter of 2006. StanCorp continues to expect premium growth for 2006 to be in the range of 6% to 8%.

Benefits to policyholders for the Insurance Services segment for the second quarter of 2006 included a return to claims experience for the individual disability product line that was more in line with management’s expectations, but also included higher than expected group life incidence and group disability severity. By contrast, the group insurance product lines had favorable claims experience for most of 2005 and benefits to policyholders for those product lines also were reduced by $3 million each quarter for the first three quarters of 2005 as a result of an ongoing assessment of claims recovery patterns. There were no notable trends in the claims experience for the second quarter of 2006. The benefit ratio (benefits to policyholders and interest credited measured as a percentage of premiums) for the group insurance products was 80.7% for the second quarter of 2006, compared to 75.0% for the second quarter of 2005. The benefit ratio for our individual disability business was 71.6% for the second quarter of 2006, compared to 72.6% for the second quarter of 2005. Given the inherent periodic fluctuations in claims experience for the insurance businesses, the benefit ratios can fluctuate widely from quarter to quarter.

The discount rate used in the second quarter of 2006 for newly established long term disability claim reserves was 5.5%, compared to 5.0% for the first quarter of the year. Based on our current size, a 25 basis point increase in the discount rate would result in a quarterly decrease of approximately $2 million in benefits to policyholders, and a corresponding increase to pre-tax earnings until corresponding adjustments are reflected in premium rates. Adjustments to premium rates can take from one to three years given that most new contracts have rate guarantees in place.

Asset Management

The Asset Management segment reported income before income taxes of $8.1 million for the second quarter of 2006, a 6.6% increase compared to the second quarter of 2005, primarily reflecting fees earned from higher assets under administration.

Revenue for this segment increased 10.8% to $51.4 million for the second quarter of 2006, compared to $46.4 million for the second quarter of 2005.

Assets under administration for the Asset Management segment, including retirement plans, individual annuities and outside managed commercial mortgage loans, were $7.11 billion at June 30, 2006, which was an 8.6% increase compared to December 31, 2005. Growth in assets under administration resulted from continued deposit growth and customer retention, partially offset by declines in equity market values in separate account assets.

StanCorp Mortgage Investors originated $238.2 million of commercial mortgage loans for the second quarter of 2006, compared to $218.5 million for the second quarter of 2005.

On July 10, 2006, StanCorp announced that it completed the acquisition of Invesmart, Inc., a national retirement financial services firm, and all of its subsidiaries (“Invesmart”). The purchase price was approximately $85 million. Invesmart will operate as a subsidiary of StanCorp and will become part of its recently formed Asset Management group. StanCorp expects no significant effect on earnings in 2006 and anticipates that the transaction will contribute $0.05 to $0.10 per diluted share to consolidated earnings in 2007.

Other

The Other category includes net capital gains and losses, return on capital not allocated to the product segments, holding company expenses, interest on senior notes, and adjustments made in consolidation. The Other category reported losses before income taxes of $3.1 million and $1.8 million for the second quarters of 2006 and 2005, respectively. Loss before income taxes for the second quarter of 2006 included net capital losses of $0.3 million, compared to net capital gains of $0.5 million for the second quarter of 2005.

Investments

At June 30, 2006, the Company’s investment portfolio consisted of 57% fixed maturity securities, 42% commercial mortgage loans, and 1% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at June 30, 2006.

Mortgage loan prepayment fees were $1.9 million for the second quarter of 2006, compared to $3.1 million for the second quarter of 2005. At June 30, 2006, there were no delinquent mortgage loans.

2006 Guidance

The Company previously estimated net income per diluted share excluding after-tax net capital gains and losses for 2006 to be in the range of $3.80 to $4.00. In reviewing its earnings estimate for the remainder of 2006, the Company is taking into account:

•	The inherent periodic fluctuations in the claims experience for the insurance businesses, particularly on a quarter by quarter basis,

•	An expectation that the 50 basis point increase in the discount rate used to establish new reserves for the second quarter of 2006 will remain stable and therefore benefits to policyholders will be reduced by approximately $4 million per quarter,

•	An estimated premium growth rate in the range of 6% to 8%,

•	An expectation that growth in net investment income will be at a lower rate in 2006 compared to 2005 due to expected lower rates of premium growth and lower levels of commercial mortgage loan prepayments, and

•	Its plans to maintain operating expense growth at a rate less than the premium growth rate.

Considering the above, and if the Company achieves its originally anticipated group benefit ratio range of 77% to 78% for the third and fourth quarters of 2006 before the effects of the discount rates used to establish new reserves, then net income per diluted share excluding after-tax net capital gains and losses is estimated to be in the range of $3.45 to $3.65 for 2006.

The Company also expects it may be at or just below its targeted range of return on average equity, excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity, of 14% to 15%.

In 2006, we established a long-term objective to grow assets under administration by more than 20% per year. In addition to the 8.6% growth achieved year-to-date, the acquisition of Invesmart, which was completed in the third quarter of 2006, will more than double the assets under administration for 2006.

For more information about factors that may change the Company’s 2006 financial results, see Forward-Looking Information.

Shares Outstanding

Diluted weighted-average shares outstanding for the second quarters of 2006 and 2005 were 55.1 million and 56.2 million, respectively. During the second quarter of 2006, StanCorp repurchased 389,400 shares at a total cost of $19.2 million for a volume weighted-average price of $49.27 per common share. At June 30, 2006, the Company had 2.5 million shares remaining under its current repurchase program, which expires December 31, 2007.

Non-GAAP Financial Measures

Financial measures that exclude after-tax net capital gains and losses and accumulated other comprehensive income (loss) are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax net capital gains and losses from net income and accumulated other comprehensive income (loss) from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both gives investors a broader understanding of return on equity. Measuring return on average equity without accumulated other comprehensive income (loss) excludes the effect of market value fluctuations of the Company’s fixed maturity securities primarily associated with changes in interest rates. Management believes that measuring return on average equity without accumulated other comprehensive income (loss) is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in accumulated other comprehensive income (loss) are ultimately realizable. Furthermore, for the purpose of calculating this ratio, management believes exclusion of other comprehensive income (loss) provides investors a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its wholly owned subsidiaries — Standard Insurance Company and The Standard Life Insurance Company of New York — is a leading provider of group insurance products and services. StanCorp’s subsidiaries serve customers nationwide with group and individual disability insurance and retirement products, and group life and dental insurance with about 29,000 group insurance policies in force covering approximately 7.5 million employees as of June 30, 2006. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call to review StanCorp’s second quarter 2006 results on July 27, 2006, at noon Eastern time (9:00 a.m. Pacific time). To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com/investors. Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 15, 2006.

A telephone replay of the conference call will also be available approximately three hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 2528413. The replay will be available through August 4, 2006.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements and, given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements: (i) growth of sales, premiums and annuity deposits; (ii) growth in assets under administration including performance of equity investments in the separate account; (iii) availability of capital required to support business growth and the effective utilization of excess capital; (iv) achievement of anticipated levels of operating expenses; (v) benefit ratios, including changes in morbidity, mortality and recovery; (vi) levels of persistency; (vii) adequacy of reserves established for future policy benefits; (viii) credit quality of the holdings in our investment portfolios; (ix) experience in delinquency rates or loss experience in our commercial mortgage loan portfolio; (x) concentration of commercial mortgage loan assets collateralized in California; (xi) environmental liability exposure resulting from commercial mortgage loan and real estate investments; (xii) the effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees; (xiii) the condition of the economy and expectations for interest rate changes; (xiv) the impact of rising benefit costs on employer budgets for employee benefits; (xv) performance of business acquired through reinsurance or acquisition; (xvi) competition from other insurers and financial services companies, including the ability to competitively price our products; (xvii) financial strength and credit ratings; (xviii) changes in the regulatory environment at the state or federal level; (xix) findings in litigation or other legal proceedings; (xx) receipt of dividends from, or contributions to, our subsidiaries; (xxi) adequacy of the diversification of risk by product offerings and customer industry, geography and size; (xxii) adequacy of asset/liability management; (xxiii) concentration of risk, especially inherent in group life products; (xxiv) ability of reinsurers to meet their obligations; (xxv) availability, adequacy, and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred; (xxvi) events of terrorism, natural disasters, or other catastrophic events; and (xxvii) changes in federal or state income taxes.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Tiana Tozer

(971) 321-7051

E-mail: ttozer@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income (Loss)

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$479.7	$451.3	$950.6	$898.4
Asset Management	1.7	1.7	3.8	2.9

Total premiums	481.4	453.0	954.4	901.3

Administrative fees:
Insurance Services	2.4	2.0	4.6	4.0
Asset Management	13.0	9.8	25.7	18.9
Other	(2.3)	(1.4)	(4.8)	(2.9)

Total administrative fees	13.1	10.4	25.5	20.0

Net investment income:
Insurance Services	76.7	73.8	154.0	149.4
Asset Management	36.7	34.9	72.4	69.2
Other	4.1	4.6	10.0	10.4

Total net investment income	117.5	113.3	236.4	229.0
Net capital gains (losses)	(0.3)	0.5	(3.0)	(0.7)

Total revenues	611.7	577.2	1,213.3	1,149.6

Benefits and expenses:
Benefits to policyholders	385.3	339.9	767.7	689.4
Interest credited	23.7	20.6	46.3	40.7
Operating expenses	88.1	86.6	175.8	171.6
Commissions and bonuses	43.9	40.6	90.9	85.3
Premium taxes	8.5	8.0	16.8	15.9
Interest expense	4.4	4.6	8.9	9.0
Net increase in deferred acquisition costs and value of business acquired	(8.0)	(4.7)	(18.3)	(10.8)

Total benefits and expenses	545.9	495.6	1,088.1	1,001.1

Income (loss) before income taxes:
Insurance Services	60.8	75.8	115.1	138.0
Asset Management	8.1	7.6	17.0	14.2
Other	(3.1)	(1.8)	(6.9)	(3.7)

Total income before income taxes	65.8	81.6	125.2	148.5

Income taxes	22.9	28.3	43.6	51.6

Net income	42.9	53.3	81.6	96.9

Other comprehensive income (loss), net of tax:
Unrealized capital gains (losses) on securities available for-sale, net	(42.0)	65.4	(108.3)	16.6
Reclassification adjustment for net capital gains included in net income, net	(0.7)	(2.4)	(0.9)	(3.5)

Total	(42.7)	63.0	(109.2)	13.1

Comprehensive income (loss)	$0.2	$116.3	$(27.6)	$110.0

Net income per common share:
Basic	$0.79	$0.96	$1.50	$1.72
Diluted	0.78	0.95	1.48	1.71

Weighted-average common shares outstanding:
Basic	54,499,280	55,722,128	54,519,935	56,200,794
Diluted	55,122,474	56,248,332	55,179,957	56,798,972

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2006	December 31, 2005
	Unaudited
Assets:
Investments:
Fixed maturity securities	$4,608.1	$4,613.2
Commercial mortgage loans, net	3,377.8	3,243.7
Real estate, net	84.9	77.7
Policy loans	4.1	4.0

Total investments	8,074.9	7,938.6
Cash and cash equivalents	156.3	53.2
Premiums and other receivables	77.0	81.5
Accrued investment income	88.9	85.6
Amounts recoverable from reinsurers	903.0	897.7
Deferred acquisition costs and value of business acquired, net	267.1	245.3
Property and equipment, net	81.6	86.7
Other assets	42.8	54.5
Separate account assets	3,315.7	3,007.6

Total assets	$13,007.3	$12,450.7

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$4,819.1	$4,689.3
Other policyholder funds	2,785.7	2,649.3
Deferred tax liabilities	9.6	73.6
Short-term debt	2.0	2.0
Long-term debt	260.8	260.1
Other liabilities	440.5	355.0
Separate account liabilities	3,315.7	3,007.6

Total liabilities	11,633.4	11,036.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 54,488,804 and 54,712,936 shares issued at June 30, 2006 and December 31, 2005, respectively	518.0	530.3
Accumulated other comprehensive income (loss)	(49.4)	59.8
Retained earnings	905.3	823.7

Total shareholders’ equity	1,373.9	1,413.8

Total liabilities and shareholders’ equity	$13,007.3	$12,450.7

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	Unaudited		Unaudited
Benefit ratio:
% of total segment revenues:
Employee Benefits (including interest credited)	70.2%	65.3%	69.5%	66.1%
Individual Disability Insurance	51.3	49.0	62.9	52.7
Insurance Services segment	68.8	64.1	69.0	65.2
% of total segment premiums:
Employee Benefits (including interest credited)	80.7%	75.0%	80.0%	76.2%
Individual Disability Insurance	71.6	72.6	89.3	77.9
Insurance Services segment	80.2	74.9	80.5	76.3

Reconciliation of non-GAAP financial measures:
Net income	$42.9	$53.3	$81.6	$96.9
After-tax net capital gains (losses)	(0.3)	0.3	(2.0)	(0.5)

Net income excluding after-tax net capital gains (losses)	$43.2	$53.0	$83.6	$97.4

Net capital gains (losses)	$(0.3)	$0.5	$(3.0)	$(0.7)
Taxes on net capital gains (losses)	—	0.2	(1.0)	(0.2)

After-tax net capital gains (losses)	$(0.3)	$0.3	$(2.0)	$(0.5)

Diluted earnings per common share:
Net income	$0.78	$0.95	$1.48	$1.71
After-tax net capital gains (losses)	—	0.01	(0.04)	—

Net income excluding after-tax net capital gains (losses)	$0.78	$0.94	$1.52	$1.71

Shareholders’ equity			$1,373.9	$1,449.6
Accumulated other comprehensive income (loss)			(49.4)	149.2

Shareholders’ equity excluding accumulated other comprehensive income (loss)			$1,423.3	$1,300.4

Net income return on average equity			11.7%	13.6%
Net income return on average equity (excluding accumulated other comprehensive income (loss))			11.8	15.1
Net income return on average equity (excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss))			12.0	15.2

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$57.1	$82.2	$112.0	$131.8
Net gain from operations after federal income taxes and before net realized capital gains (losses)	32.2	56.3	69.6	88.8

			June 30, 2006	December 31, 2005
			Unaudited
Capital and surplus			$897.6	$968.7
Asset valuation reserve			88.7	88.2